EXHIBIT 10.2

PATENT AND TECHNOLOGY PURCHASE AGREEMENT

This Patent and Technology Installment Purchase Agreement (the “Agreement”) is made as of the 4th day of May, 2018 (the “Effective Date”), by and among M&R Development, Inc., an Iowa corporation, having a principal place of business at 61 Smith Circle, Algona Iowa, 50511 (“M&R”), Clean Power Technology LLC, an Iowa limited liability company, having a principal place of business at 61 Smith Circle, Algona, Iowa, 50511 (“CPT”), (M&R and CPT, the “Seller”) and American Power Group, Inc., an Iowa corporation, with a principal place of business at 2503 E. Poplar Street, Algona, Iowa 50511 (the “Buyer”), each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Seller, the owner of certain Patent Rights (defined herein), and DF Technology (defined herein) necessary to build, maintain, and operate the Systems (defined herein), including Intellectual Property (defined herein) pertaining to the Tier 1 through Tier 4 emission test program and all other emissions tests results and approvals, together with the Patent Rights and DF Technology, collectively encompassing and defined herein as the Intellectual Property Rights, and for consideration described herein, desires to sell the Intellectual Property Rights to Buyer for use in connection with the commercial development, manufacture, distribution and sale of the Systems, upon conditions specified herein.

Buyer, having the capability to commercially develop, manufacture, distribute, and sell Systems as contemplated herein, desires to purchase the Intellectual Property Rights, and, upon the occurrence of certain conditions specified herein, will purchase such Intellectual Property Rights from Seller.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions.

1.1 “DF Technology” shall mean dual fuel technology.

1.2 “Intellectual Property” shall mean any intellectual or proprietary rights in any jurisdiction in the world under any patents (including any patent application, registration, extension, reexamination, reissue, continuation, continuation-in-part or renewal patents), copyrights (including any registration thereof), mask work rights, Trade Secrets, trademarks (including any applications, registrations and the goodwill associated therewith), trade dress, droit moral, or foreign equivalents of the foregoing, and any other proprietary rights of any nature.

1.3 “Intellectual Property Rights” shall collectively mean the Patent Rights, DF Technology, and Intellectual Property.

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1.4 “Patent Rights” shall mean: (i) the U.S. Patent number 6,003,478, issued 12/21/1999; (ii) the U.S. Patent application 13/207,222 filed on 08/10/2011; (iii) the U.S. Patent Application 62/387,352 filed on December 23, 2015; (iv) the U.S. Patent application 15/386,924 filed on 12/21/2016; and (v) the U.S. Patent application 62/637,902, filed on 03/02/2018; and (vi) the equivalent of any of the foregoing patent or patent applications including any divisional, continuation and continuation-in-part thereof, or any foreign patent application or Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof, as may be further described in Appendix A. The term “Patent Rights” shall also include any patent owned or otherwise controlled by Seller involving or relating to hydrogen, methane, and/or other alternative fuels, which patent issues or for which application is filed during the Escrow Period (as hereinafter defined), it being understood that any such patent is included in, and covered by, the Right to Use (as hereinafter defined) granted to Buyer herein.

1.5 “Stationary DF System” shall mean the stationary dual fuel conversion System which would infringe at least one of the Patent Rights pending or allowed as of the time the System is manufactured.

1.6 “Sublicensee” shall mean any sublicensee of rights granted to Buyer in accordance with Section 2 to manufacture, use, import, sell or otherwise exploit the Vehicular and Stationary DF Systems.

1.7 “System” or “Systems” shall mean the Stationary DF System and Vehicular DF System.

1.8 “Technological Information” shall mean Trade Secrets and other information pertaining to the invention(s) claimed in the Patent Rights that is created and owned by Seller and is not obligated to any third party and which Seller knows and reasonably believes is necessary in order for Buyer to utilize the rights granted hereunder, as further described in Appendix B.

1.9 “Technology Transfer Date” shall mean the date on which Buyer has paid Seller the entire Cash Payment.

1.10 “Territory” shall mean worldwide.

1.11 “Trade Secret(s)” means any information including formulas, patterns, compilations, reports, records, research data, programs, devices, methods, know-how, negative know-how, techniques, raw material properties and specifications, formulations, discoveries, ideas, concepts, designs, technical information, drawings, data, customer and supplier lists, information regarding customers (including, without limitation, customer preferences), buyers and suppliers, distribution techniques, production processes, research and development projects, marketing plans, financial information, investment information, legal, business and financial structure and operations, and other confidential and proprietary information or processes which: (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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1.12 “Vehicular DF System” shall mean the vehicular dual fuel conversion System which would infringe at least one of the Patent Rights pending or allowed as of the time the System is manufactured.

2. Right to Use Intellectual Property Rights During Escrow Period. Subject to the terms and conditions of this Agreement, Seller hereby grants to Purchaser a sole and exclusive, worldwide, perpetual, irrevocable right and license, with the unlimited right to sublicense, to make, use, copy, sell and offer to sell, import, export, manufacture, distribute, operate, lease, supply, market, advertise, practice in any manner, and/or otherwise commercialize the Intellectual Property Rights, in any manner and for any purpose (the “Right to Use”) during the Escrow Period (defined herein). For avoidance of doubt, the Right to Use during the Escrow Period (and all sublicenses granted thereunder, if any) automatically terminates if any installment payment under this Agreement is not made in accordance with the terms herein and is not paid during the cure period set forth in Section 9.1 hereof.

3. Installment Terms. Seller hereby grants to Buyer the exclusive right to purchase and, contingent upon payment of the Purchase Price (defined herein), Seller does hereby sell to Buyer (without additional consideration), the Intellectual Property Rights on contract for a total of $6,030,000 (the “Purchase Price”), payable pursuant to the following installment terms:

(a) $1,030,000 which is the agreed upon outstanding balance of the Amended and Restated December 1, 2009 Promissory Note between M&R and Buyer, and due to Buyer shall be deemed fully paid as of the earlier of (i) the Technology Transfer Date and (ii) the termination of this Agreement due to an event of default by Buyer, and shall be deemed fully satisfied and released; and

(b) $5,000,000 (the “Cash Payment”) to be paid as follows: (i) $100,000 to Seller on the date of execution of this Agreement; and (ii) the remainder payable to Seller over five (5) years pursuant to subsections (i) through (vii) below. During each of the first four (4) years Buyer shall pay the greater of A) at least two percent (2%) of the Purchase Price in the aggregate amount of $120,600.00 each year (the “Minimum Payment”) or B) the per System payments as follows:

(i)	Year 1 and 2: $1,000 per Vehicular DF System sold and $3,000 per Stationary DF System sold by Buyer or any Sublicensee. The foregoing System payments would apply to year 3 and year 4 following the effective date of the Purchase Agreement, subject to the Buyer meeting the minimum thresholds set forth in subsections (ii) and (iii) below.

(ii)	If cumulative payments to Seller at end of year 2 are less than $625,000, then during year 3 payments shall be $2,000 per Vehicular DF System sold and $6,000 per Stationary DF System sold by Buyer or any Sublicensee.

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(iii)	If cumulative payments to Seller at end of year 2 are at least $625,000 but less than $1,250,000, then during year 3 payments shall be $1,500 per Vehicular DF System sold and $4,500 per Stationary DF System sold by Buyer or any Sublicensee.

(iv)	If cumulative payments to Seller at end of year 3 are less than $2,750,000, then payments shall be $3,000 per Vehicular DF System sold and $9,000 per Stationary DF System sold by Buyer or any Sublicensee.

(v)	In the fifth year, if cumulative payments to Seller toward the Cash Payment at end of year 4 are less than $5,000,000 then Buyer will pay the remaining balance in four, equal, quarterly installments during year 5.

(vi)	Notwithstanding anything contained herein to the contrary, and pursuant to Section 11 below, if the V6000 Vehicular and S6000 Stationary DF Systems do not perform per the performance specifications attached hereto as Appendix C, the Cash Payment will be reduced to $4,500,000, paid in accordance with the terms herein.

(vii)	Notwithstanding anything contained herein to the contrary, during the Escrow Period, Buyer may at any time pre-pay the remaining balance of the Cash Payment to Seller without the prior written consent of Seller. If Buyer pre-pays the Cash Payment on or before the first anniversary of the Effective Date, then the Cash Payment amount shall be discounted by ten percent (10%). If Buyer pre-pays the Cash Payment after the first anniversary of the Effective Date but before the second anniversary of the Effective Date, then the Cash Payment amount shall be discounted by five percent (5%).

4. Payment Due Dates. Buyer shall maintain adequate records of sales in accordance with industry standards. Each quarter during the Escrow Period, Buyer shall submit to Seller within thirty (30) days of quarter end a report of sales of Vehicular DF Systems and Stationary DF Systems sold during the previous calendar quarter with payment due forty-five days (45) days after the end of the quarter.

5. Security, Intellectual Property Maintenance, Prosecution and Funding. As security for the payment of the Purchase Price, until the Purchase Price has been paid in full in accordance with Section 3 herein, fully executed assignment documents for transferring all right, title, and interest in the Technology Rights, inclusive of the Patent Rights and DF Technology, in the form attached hereto as Appendix E (the “Assignment Agreement”) will be held in escrow by Seller’s counsel, Brown Winick Law Firm, 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309 (the “Escrow Period”). During years 1-5 of the Escrow Period, Seller will retain all prosecution rights and responsibilities relative to the Patent Rights and any new developments or improvements thereto that may be developed by or on behalf of Seller. Prosecution will be conducted by the legal representatives of Seller’s choice, at Seller’s direction; provided, however, that during the Escrow Period Seller (or its legal representative) shall: (i) copy Buyer on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) provide Buyer with copies of draft submissions to the USPTO prior to filing of the same; and (iii) give good faith consideration to the comments and requests of Buyer or its patent counsel. U.S. patent prosecution and maintenance fees will be shared equally by the parties. Any new international rights Buyer wishes to pursue will be funded solely by Buyer, and prosecuted by Seller. Provided Buyer has fully complied with Section 3 herein, on the last day of the Escrow Period, the Patent Rights will be released to the Buyer.

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6. Transfer of Intellectual Property Rights. The Seller hereby assigns, irrevocably and unconditionally, to the fullest extent permitted by law under any interpretation of the relationship between the Parties, all of its right, title and interest in and to the Technology Rights, such assignment to be effective as of 5 p.m. Iowa time on the Technology Transfer Date, and subject only to the prior receipt by the Seller of the Purchase Price on or before the Technology Transfer Date. Promptly upon request by the Buyer and at the Buyer’s expense, at any time on or after the Technology Transfer Date, the Assignment Agreement will be released by the escrow agent, and Seller shall execute and deliver all bills of sale, patent applications, copyright registrations, assignments, agreements and other instruments and take such reasonable actions as the Buyer may deem helpful to fully vest good and marketable title to the Technology Rights in the Buyer, free and clear of all liens, encumbrances and other restrictions of any sort, or to evidence such vesting. If and only if the Seller has received the Purchase Price on or before the Technology Transfer Date, and the Buyer is unable, after reasonable effort, to secure the Seller’s signature on any such bill of sale, application, registration, assignment, agreement or other instrument, the Seller hereby irrevocably designates and appoints the Buyer and its duly authorized representatives as the Seller’s agent and attorney-in-fact to execute and/or file any such bill of sale, application, registration, assignment, agreement or other instrument and to do all other lawfully permitted acts to vest good and marketable title to the Technology Rights in the Buyer, free and clear of all liens, encumbrances and other restrictions of any sort, and to further the prosecution and issuance of letters patent, copyright registration and other forms of intellectual property protection with the same legal force and effect as if executed by the Seller.

7. Sublicenses. Buyer is granted the right to grant sublicenses. For any Sublicenses granted by Buyer before the Cash Payment is fully paid: (i) to the extent that such sublicense has an upfront fee, Buyer shall remit to Seller thirty-five percent (35%) of such upfront fee paid to Buyer during the Escrow Period which payment shall be applied towards the Cash Payment and any annual minimums; (ii) to the extent that such Sublicensee pays royalties or other fees to Buyer during the Escrow Period based on the number of Systems sold, the payment structure under Section 3(b) shall apply and any such payments shall be applied towards the Cash Payment and any Minimum Payment required under Section 3(b), and the Sublicensee shall be required to provide reports and maintain records on the same schedule as Buyer hereunder; and (iii) to the extent that such Sublicensee pays royalties or other fees to Buyer during the Escrow Period on a basis other than the number of Systems sold, Buyer shall remit to Seller thirty-five percent (35%) of such royalties and fees received which payment shall be applied towards the Cash Payment and any annual minimums.

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8. Additional Rights and Obligations.

8.1 No Transfers by Seller Prior to Technology Transfer Date. The Seller agrees that, at all times prior to the Technology Transfer Date or prior to Default by Buyer for which Seller terminates this Agreement in accordance with section 9 of this Agreement, whichever is first, neither Seller nor any of its stockholders, directors, officers or other representatives shall, directly or indirectly: (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to any sale, license, transfer or other disposition involving (x) the Patent Rights, any Technological Information, Intellectual Property Rights or any other proprietary technology or information owned by Seller and which relates in any way to the Patent Rights, Intellectual Property, or the Technological Information (all of the foregoing, whether created prior to the Effective Date of this Agreement or thereafter, the “Technology Rights”), or (y) a majority of the outstanding capital stock of the Seller; or (ii) enter into any agreement, letter of intent or similar contract or commitment contemplating or otherwise relating to any such sale, license, transfer or other disposition of the Technology Rights or a majority of such outstanding capital stock.

8.2 Negative Pledge. Without limiting the generality of the foregoing, Seller shall not sell, transfer, assign, license, in whole or in part, mortgage, pledge, lease, grant a security interest in, or encumber any of the Technology Rights, including, without limitation, the following: (a) any and all Trade Secrets, and any and all Intellectual Property Rights now or hereafter existing, created, acquired or held; (b) all Patent Rights, patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (c) any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; and (d) any and all licenses or rights to use any of the Technology Rights, including but not limited to the patents and patent applications in Appendix A.

8.3 Specific Performance. Each Party recognizes that irreparable injury, which could not be adequately compensated by money damages, may result to the other Party if such Party breaches any of the promises it has made in this Section 8, and that the other Party is relying on those promises. Each Party therefore agrees that in the event of its breach or threatened breach of any of those promises, the other Party shall be entitled to injunctive or other equitable relief restraining such breach or threatened breach, without having to prove (beyond entering this Agreement into evidence) either the fact of irreparable injury or the inadequacy of money damages. Such relief shall be without prejudice to any other remedy to which either Party may be entitled.

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9. Default.

9.1 Events of Default. Unless Buyer has otherwise cured such default as set forth in this Section 9.1, the following shall each constitute an event of default pursuant to this Agreement: (i) if Buyer fails to pay any installment; (ii) during any of years 1-4 of the Escrow Period, Buyer fails to pay the Minimum Payment pursuant to Section 3, or (iii) during year 5 of the Escrow Period, Buyer fails to make any installment payment pursuant to Section 3. Buyer shall have thirty (30) days to cure an event of default upon receipt of written notice of such event of default from Seller, except that such option to cure shall not apply if there have been two prior notices of default in the prior 24 months.

9.2 Termination Upon Default. Upon the occurrence of an event of default, Seller may terminate this Agreement by delivering written notice to Buyer specifying such event of default and the date of termination (which may be effective immediately or such later date determined in Seller’s discretion).

9.3 Effect of Termination. Upon termination, Buyer shall have no further rights under this Agreement, shall forfeit any payments previously made pursuant to this Agreement, the Right to Use granted pursuant to Section 2 shall terminate, and Buyer shall have no further right, title, or interest of any sort in the Intellectual Property Rights. Upon termination, Seller shall have the right to sell the Intellectual Property Rights to any other party, any non-compete or other similar obligations made by Seller (or its affiliates) to Buyer shall terminate, and Seller shall owe no further obligation to Buyer.

10. Assignment. Upon the date that the Purchase Price has been fully paid to Seller, escrow agent, Brown Winick Law Firm, will release to Buyer the executed assignment documents assigning all of Seller’s rights, title and interest to the Patent Rights and DF Technology to Buyer.

11. Completion of Technical Development of S6000 Stationary DF System and V6000 Vehicular DF System.

11.1 Buyer Assumption of Development Efforts. Buyer will fund up to a maximum of $1,060,000 for the development of the V6000 Vehicular DF and the S6000 Stationary DF Systems, in accordance with the budget set forth on Appendix D attached hereto. Seller shall obtain the prior written approval of Buyer for all expenditures associated such development and shall provide copies to Buyer of all invoices associated with such expenditures. Seller will be responsible for any development costs that exceed $1,060,000 pursuant to this Section 11.1.

11.2 Seller’s Full Time and Attention. As provided in the agreements described in Section 12, Mike Schiltz shall devote substantially all of his working time and attention and shall exert his commercially reasonable best efforts, knowledge, skill and energy to the development of the V6000 Vehicular Dual Fuel Product and the S6000 Stationary Dual Fuel Product during the Escrow Period.

12. Consulting, Staffing, and Management Agreements. Buyer wishes to retain certain services from Mike Schiltz to which M&R, and/or Clean Fuel Solutions, CPT and/or their respective successors and assigns will not object. Terms for such service to be determined by separate agreement between those parties and evidenced by an employment agreement to be executed by Mike Schiltz upon execution of this Agreement.

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13. Non-compete. Upon execution of this Agreement, a non-competition agreement shall be executed by Seller and Michael Schiltz. The non-competition agreement shall remain in full force and effect subject to any event of default which is not cured pursuant to Section 9.1. Upon payment of the $100,000 noted in Section 3(b)(i) the Sellers will cease all dual fuel sales and marketing efforts. The Parties agree that any firm purchase orders accepted by Seller before the Effective Date will be processed by Seller, with proceeds retained by Seller and that on or after the Effective Date any quoted or pending dual fuel system orders shall be assigned to the Buyer for fulfillment.

14. Inventory. Buyer agrees to purchase, at documented third-party cost, any and all dual fuel system related inventory held by Seller at closing.

15. Confidentiality. Subject to the exclusions and limitations set forth below, all terms between the Parties are confidential. Neither Party shall disclose to any third party any of the other Party’s confidential information, inclusive of the confidential Technological Information, unless required by law, government agency, court order, civil investigative demands, or needed by a Party to assert claims under this Letter or defend against claims made against the Party of such disclosure after the disclosure. Notwithstanding, either Party may disclose any such information that: (i) becomes generally available to the public, provided it is not the result of disclosure in violation of this Agreement; (ii) was in the possession of the recipient at the time of disclosure to the recipient; (iii) was lawfully received by a recipient from a third party without any breach of a duty of confidentiality by a Party to this Agreement; or (iv) was developed independently by a recipient without reference to the confidential information under this Agreement and not at the direction of a Party to this Agreement. The Parties further acknowledge that APG is a public reporting company and may be required to disclose certain information regarding this Agreement and this transaction under applicable rules and regulations of the Securities and Exchange Commission but that APG agrees to employ competent consultants to prevent unnecessary disclosures. This Section 15 shall be binding upon the Parties and inure to the benefit of their respective successors and assigns.

16. Representations and Warranties.

16.1 Each Party represents and warrants to the other Party as follows:

(a)	Organization. Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b)	Authorization and Enforcement of Obligations. Such Party: (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

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(c)	Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

(d)	No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies, (ii) do not conflict with, or constitute a default under, any contractual obligation of such Party, and (iii) do not conflict with or result in a breach of any provision of the organizational documents of such Party.

16.2 Seller warrants to Buyer that:

(a)	Litigation. There are no actions, suits, proceedings or investigations pending or threatened against Seller before any court, government or regulatory body, agency, commission, official or any arbitrator that is reasonably expected to have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

(b)	Intellectual Property. As of the Effective Date Seller: (i) owns all Patent Rights, Technical Information, and Intellectual Property Rights used by Seller in connection with the performance of its obligations hereunder; (ii) has received no notice of infringement or misappropriation of any alleged rights asserted by any other person or entity in relation to any Patent Rights, Technical Information, or Intellectual Property Rights to be used by Buyer in connection with the performance of its obligations hereunder; (iii) is not aware of any patent, Trade Secret or other right of any other person or entity that could materially adversely affect Seller’s ability to consummate the transactions contemplated hereby; and (iv) is not aware of any third party that is infringing or otherwise misappropriating any of the Patent Rights, Technical Information or Intellectual Property Rights. Seller agrees to immediately notify Buyer in writing in the event that Seller receives a notice of the type referred to in clause (ii) above or becomes aware of any patent, Trade Secret or other right of the nature referred to in clause (iii) above.

17. Indemnification.

17.1 Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, to the extent resulting from any claims, demands, actions or other proceedings by any third party arising out of (a) the material breach of any representation, warranty or covenant by Seller under this Agreement, or (b) the gross negligence or intentional misconduct of Seller or its Affiliates.

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17.2 Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns, from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments by any third party arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any System made, used, Sold, or performed pursuant to any Patent Rights or license granted under this Agreement, except to the extent arising as a result of Seller’s negligent acts or omissions.

17.3 Each Party (the “Indemnifying Party”) agrees, at its own expense, to provide attorneys reasonably acceptable to the other Party (the “Indemnified Party”) to defend against any actions brought or filed against the Indemnified Party with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnified Party shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate because of conflict of interests of such Indemnified Party and any other party represented by such counsel. The Indemnifying Party agrees to keep the Indemnified Party informed of the progress in the defense and disposition of such claim and to consult with the Indemnified Party prior to any proposed settlement.

17.4 This Section 17 shall survive the termination of this Agreement.

18. Disclaimer of Warranties; Limitation of Liability.

18.1 No Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PATENT RIGHTS ASSIGNED AND LICENSED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY SYSTEM WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

18.2 Limitation of Liability. WITH THE EXCEPTION OF DAMAGES ARISING AS A RESULT OF A PARTY’S BREACH OF SECTION 15 OR AS A RESULT OF A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE RIGHT OF USE GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER EITHER PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

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19. Miscellaneous.

19.1 Entire Agreement. This Agreement (including the Appendices attached hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof (including, without limitation, that certain Prior License Agreement (defined herein), is hereby canceled and terminated.

19.2 Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other party. Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand. Unless changed in writing in accordance with this Section 19.2, the notice address for each of the Parties shall be as follows:

If to Seller:

M&R Development, Inc.

61 Smith Circle

Algona Iowa, 50511

Attention: ____________________

Telephone: ___________________

If to Buyer:

American Power Group, Inc.

2503 E. Poplar Street

Algona, Iowa 50511

Attn: CEO

Telephone: (515) 395-1360

19.3 Amendment; Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

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19.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

19.5 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or in part, by Buyer without the prior express written consent of the Seller, with such consent not to be unreasonably withheld, delayed, or conditioned, provided, however, that Buyer may assign its rights and obligations hereunder to Dual Fuel, LLC, an Arizona limited liability company with a principal place of business of 7030 W. Oakland Street, Suite 103, Chandler, Arizona 85226, at any time without the consent of Seller. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 19.5 shall be void.

19.6 Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

19.7 Use of Name; Press Release.

(a) Neither Party shall use the name of the other Party or of any director, officer, employee, or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity without the prior written approval of the Party.

(b) The Parties have agreed upon a joint disclosure of the nature, general terms and other agreed aspects of the Agreement in a joint press release in the form mutually agreed by the parties. The wording of any other press release must be agreed by both parties in advance of its release. Notwithstanding the foregoing, each Party shall have the right to issue press releases, immediately and without prior consent of the other Party, that disclose any information required by the rules and regulations of the United States Securities and Exchange Commission or similar federal, state or foreign authorities, as determined in good faith by independent legal counsel to the disclosing Party; provided, that the disclosing Party shall notify the other Party of any such disclosure in advance and the disclosing Party shall seek confidential treatment of any information that the other Party reasonably requests be maintained as confidential.

19.8 Governing Law/Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Iowa, excluding with respect to conflict of laws and each party irrevocably (i) agrees that any action or proceeding arising from or relating to this Agreement may be brought only in the courts of Iowa or the U.S. District Court located in Des Moines, Iowa, (ii) consents, for itself and in respect of its property, to the jurisdiction of each such court in any such action or proceeding, and (iii) waives any objection to proceeding in such venue, including that the forum is inconvenient

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(b) Dispute Resolution. In the event of any dispute or disagreement hereunder, each Party agrees that it will appoint a representative, with authority to bind it to a resolution of the dispute, who will participate in face-to-face negotiations to attempt to resolve the dispute. If the Parties cannot resolve any such dispute by mutual agreement within twenty (20) days of either Party notifying the other of such dispute, either Party may require the matter to be subject to mediation. The Parties agree that they will participate in good faith in the foregoing negotiations and mediation (including appointment of a mediator), which sessions shall take place at the offices of the Party receiving the notice of dispute, unless the Parties mutually agree upon another location. The Parties will share the cost of the mediation, except each Party shall bear its own costs.

If the dispute is not resolved by mediation within thirty (30) days after mediation is elected, then either Party may commence a civil action in any court of competent jurisdiction. No litigation shall be commenced until at least sixty (60) days after receipt of notice invoking this dispute resolution clause. Nothing herein shall preclude the Parties from agreeing to submit any dispute to arbitration under the Commercial Rules and auspices of the American Arbitration Association or otherwise, or preclude a Party from attempting to seek injunctive or provisional relief to enforce this clause or to protect its rights pending settlement.

If the parties elect arbitration, then it shall be held in Des Moines or Iowa City, Iowa, as the case may be, under the Commercial Rules and auspices of the American Arbitration Association, by a single arbitrator selected in accordance with those rules. The costs of the arbitration shall be shared by the Parties, though each shall bear its own costs. The arbitrator(s) shall have no authority to award punitive damages. Notwithstanding the foregoing, the Parties reserve the right to obtain injunctive relief to compel arbitration, enforce an arbitration award, prevent disclosure of trade secrets, and otherwise protect its intellectual property from infringement.

19.9 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Escrow Period it is the intention of the Parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

19.10 Survival. In addition to any specific survival references in this Agreement, Sections 1, 3, 15, 16, 17, 18, and 19 shall survive termination or expiration of this Agreement.

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19.11 Interpretation. The Parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

19.12 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

20. Confirmation of Termination of Prior Agreement, Mutual Release. The Buyer and Seller, on behalf of themselves and each of their respective affiliates,

(a) each hereby acknowledge and agree that the Exclusive Patent License Agreement dated June 17, 2009, as amended between M&R and American Power Group, Inc. (the “Prior License Agreement”) is agreed to be terminated and of no further force and effect;

(b) each hereby irrevocably and unconditionally release and forever discharge the other Parties and their respective investors, owners, parent companies, shareholders, members, partners, directors, officers, managers, employees, agents, representatives, successors, assigns or any person acting on behalf of each of the foregoing, from and against any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, judgments, damages and expenses, whether known or unknown, that such and its respective investors, owners, parent companies, shareholders, members, partners, directors, officers, managers, employees, agents, representatives, successors, assigns or any person acting on behalf of each of the foregoing, has now, has ever had, or may hereafter have, with respect to the Prior License Agreement that could have been asserted on or before the Effective Date.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

SELLER:

M&R DEVELOPMENT, INC.

By:	/s/ Michael Schiltz
Name:	Michael Schiltz
Title:	President/Owner

CLEAN POWER TECHNOLOGY, LLC

By:	/s/ Michael Schiltz
Name:	Michael Schiltz
Title:	President/Owner

PURCHASER:

AMERICAN POWER GROUP, INC.

By:	/s/ Charles E. Coppa
Name:	Charles E. Coppa
Title:	CEO

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